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                                  EXHIBIT 10.1
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                                 May 26, 1994


Mr. Kirby Taylor
115 E. Stone Ave.
Lake Forest, IL  60045


Dear Kirby:

     This letter will serve as an offer to you to become the President of Addington Resources, Inc.

                                    PROPOSAL
                                    --------

Salary
- - ------

     $225,000/year starting; raise to $250,000/year on January 1, 1995; to be paid semi-monthly.

Sign-on Bonus
- - -------------

     $100,000 less required deductions; $50,000 to be paid within 15 days of employment; the other $50,000 at the end of the first six months of employment.

Performance Bonus
- - -----------------

     Your bonus will be calculated as follows:

     For after tax company profits of $1.00 per share, you will be paid 40% of your base salary. For after tax profits of $2.00 or more per share, you will be paid 70% of your base salary. For after tax profits between $1.00 and $2.00 per share, you will be paid on a pro rata basis.

Stock Options
- - -------------

     40,000 shares at date of employment, 20,000 shares per year for three years, for a total of 100,000 shares.

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Severance
- - ---------

     In the event you are discharged for undue cause, the company will pay you two times your base salary.

Company Car
- - -----------

     An automobile and operating expenses will be provided by the company.

Company Insurance
- - -----------------

     The medical and life insurance plan now in effect will be available to you. A physical exam is required.

401(k) Plan
- - -----------

     You will be eligible to participate in the company's 401(k) plan up to the IRS specified limit.

Relocation Expenses
- - -------------------

     The company will reimburse you for expenses incurred in relocating to the Ashland area, not to exceed $40,000.

Vacation
- - --------

     You will be eligible for vacation according to the existing company plan.

Board of Directors
- - ------------------

     A seat on the Board of Directors will be available to you upon the successful completion of one year of employment.


     The various company plans and benefit programs are in a constant state of evaluation and change. It is anticipated that you, as President, will be actively involved in the evaluation and improvements of our benefits program. It is understood that this offer is not to be construed as a contract of employment for any specified period of time and either party may terminate the employment relationship with or without cause and with or without notice.

     We at Addington Resources are excited about you coming to work for the company. As we have discussed, the potential for the company to grow and prosper is enormous. In order for it to reach its potential, we are offering you the position of "team captain". Welcome to the A-Team.

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     If this offer is acceptable, please sign where indicated, date and fax a copy to me.


                                           Sincerely,

                                           /s/ Larry Addington

                                           Larry Addington
                                           Chairman

AGREED TO AND ACCEPTED BY:

By: /s/ Kirby J. Taylor
    -------------------
    Kirby J. Taylor

Date: June 2, 1994
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